Exhibit 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that

I.M. ARTEKS HOLDINGS LIMITED

a company incorporated under and pursuant to the Laws of the Republic of Cyprus (hereinafter called “the Grantor”) with Registered Office at 1 Naousis street, Karapatakis Building, P.C. 6018, Larnaca, Cyprus, has made, constituted and appointed and by these presents does make, constitute and appoint

Elizarova Natalia Vladimirovna,

born on December 09, 1949 (passport No. 45 05 119606, issued by Passport Office No. 1 of OVD of Taganskiy district of Moscow on April 16, 2003), residing at: Moscow, B. Fakelniy pereulok, 2/22, apt. 75 (hereinafter called “the Attorney”) its Attorney, for it and in its name, place and stead to do all or any of the following acts and deeds:

1. To represent the Grantor before any person, persons, corporations, organizations, agencies, governmental authorities, commissions, security or stock exchanges, depositaries or any other authority or legal entity or registrar with regards to or in connection with: (i) any acquisition or disposal, including any purchase and sale, of shares/securities and/or participatory interests of any company or corporation (hereinafter the “Shares”); or (ii) any necessary filing or disclosure to be made in connection with the acquisition or disposal, or otherwise in relation to the Grantor and the Shares;

2. To execute and sign on behalf of the Grantor any transfers, assignments, deeds and instruments whatsoever and perform any and all acts and formalities deemed necessary with relation to the purchase and sale of Shares;

3. To negotiate, enter into, sign any contract or sale agreement on behalf of the Grantor and to carry into effect and perform all such agreements entered into by the Grantor with any other person, persons, corporations, organizations or agencies with regards to the purchase and sale of Shares; and

4. To execute, sign, deliver, submit and receive any and all documents and notices necessary or advisable for proper performing or causing to be performed of all and any acts which the Attorney is by these presents empowered to do;

AND the Grantor hereby undertakes to ratify everything which the Attorney in that behalf hereinbefore contained shall do or purport to do in virtue of this Power of Attorney.

IN WITNESS WHEREOF the Common Seal of the Company was affixed to this deed in the presence of Dr. Andreas Karapatakis, Director and A.J.K. Management Services Limited, Secretary this 1st day of February, 2007.

For and on Behalf of I.M. Arteks Holdings Limited

/-/ Andreas Karapatakis

Dr. Andreas Karapatakis
Director

/s/ for and on behalf of A.J.K. Management Services Limited

A.J.K. Management Services Limited, Secretary [A.J.K. Management Services Limited Seal]

This Power of Attorney is valid for the period of one year.